Ref: AM / IR 11037419/8 © Corrs Chambers Westgarth CTPartners Australia Pty Limited Boldmark Enterprises Pty Limited as trustee of The Bloking Cozart Family Trust and in its own capacity Debra Cozart Topsim Pty Limited as trustee of The Simpson Family Trust and in its own capacity Colin Simpson Share Sale and Purchase Agreement

Corrs Chambers Westgarth 11037419/8 page i Contents 1 Definitions 5 2 Conditions to Completion 15 2.1 Conditions 15 2.2 Reasonable endeavours 16 2.3 Waiver 16 2.4 Notice 16 2.5 Termination 16 2.6 Remedies 16 3 Sale and purchase of Shares 16 3.1 Sale and purchase of Shares 16 3.2 Transfer of rights 17 4 Purchase Price 17 4.1 Purchase Price 17 4.2 Payment of the Purchase Price 17 4.3 Completion Payment Amount 17 4.4 Net Working Capital Amount 17 4.5 First Period Top-Up Amount and First Period Payment Amount 18 4.6 Second Period Payment Amount 18 4.7 Third Period Payment Amount 18 4.8 Adjustment Reimbursement Payment Amount 18 4.9 Long Stop Payment 18 4.10 Interest 19 4.11 Set-off 19 4.12 Adjustments to Purchase Price 19 4.13 Acceleration of Purchase Price 19 4.14 Termination of Cozart or Simpson 20 5 Conduct of Business until Completion 22 5.1 Ordinary course of Business 22 5.2 Access 23 5.3 Sellers to notify of potential Material Adverse Effect or breach of Sellers’ Warranty 23 5.4 Intellectual property 23 6 Completion 24 6.1 Date, time and place 24 6.2 Seller’s obligations 24 6.3 Delivery at Business premises 25 6.4 Company board meeting 25 6.5 Buyer’s obligations 25 6.6 Interdependence of obligations 26 6.7 Title and risk 26

Corrs Chambers Westgarth 11037419/8 page ii 7 Completion Accounts, Purchase Price Accounts and Long Stop Accounts26 7.1 Preparation of Completion Accounts, Purchase Price Accounts and Long Stop Accounts 26 7.2 Co-operation 26 7.3 Timing 26 7.4 Sellers’ accounting 27 7.5 Dispute Notice 27 7.6 Content of Dispute Notice 27 7.7 Independent Accountant 28 7.8 Deemed acceptance 28 8 Trade Receivables and Trade Credits 28 9 Third party consents 29 10 Employees 29 10.1 Offer of employment 29 10.2 Acceptance of offers of employment 30 10.3 Obligations with respect to Transferring Employees and other employees of the Sellers 30 10.4 Redundancy and retirement 30 11 Non-competition 31 11.1 Non-compete 31 11.2 Interpretation 31 11.3 Duration of prohibition 31 11.4 Geographic application of prohibition 32 11.5 Severability 32 11.6 Acknowledgement 32 11.7 Injunction 32 11.8 Termination 32 12 Sellers’ Warranties 33 12.1 Seller’s Warranties 33 12.2 Reliance 33 12.3 Inducement 33 12.4 Ability to claim 33 12.5 Limitation on claims 33 12.6 Disclosures 34 12.7 Disclaimer 34 12.8 Payment of Claims 34 12.9 Tax effect 34 13 Indemnities 35 13.1 Sellers’, Cozart and Simpson indemnity 35 13.2 Buyer indemnity 35 14 Buyer’s Warranties 35 14.1 Buyer’s Warranties 35

Corrs Chambers Westgarth 11037419/8 page iii 14.2 Reliance 36 15 Action after Completion 36 15.1 Business Records 36 15.2 Continuing co-operation 37 16 Tax Indemnity 37 17 Tax Claims 38 18 Tax Records 40 18.1 Retention of Tax Records 40 18.2 Access to Tax Records 40 19 Tax Returns 41 19.1 Responsibility for Tax Returns 41 19.2 Co-operation regarding Tax Returns 41 20 GST 42 20.1 Definitions 42 20.2 Consideration is exclusive of GST 42 20.3 Recipient to pay an additional amount 42 20.4 Timing of GST payment 42 20.5 Tax Invoice 42 20.6 Reimbursement 42 20.7 Adjustment events 42 21 Costs and Stamp Duty 43 21.1 Legal costs 43 21.2 Stamp Duty 43 22 Notices 43 22.1 General 43 22.2 How to give a communication 43 22.3 Particulars for delivery of notices 43 22.4 Communications by post 44 22.5 Communications by fax 45 22.6 Communications by email 45 22.7 After hours communications 45 22.8 Process service 45 22.9 Change of address 45 23 Trustee Provisions 45 23.1 Boldmark 45 23.2 Topsim 46 24 Confidentiality 46 24.1 Definitions 46 24.2 Confidentiality obligation 47 24.3 Permitted disclosures 47

Corrs Chambers Westgarth

	24.4 Disclosure to other persons	48
	24.5 Destruction or return of Confidential Information	48
	24.6 Survival	48
25	**General**	**48**
	25.1 Amendment	48
	25.2 Waiver and exercise of rights	48
	25.3 Assignment	48
	25.4 Consents	49
	25.5 Further assurances	49
	25.6 Rights cumulative	49
	25.7 Continuing obligations	49
	25.8 Counterparts	49
	25.9 Governing law and jurisdiction	49
	25.10 Entire agreement	49
	25.11 Construction	50
	25.12 Headings	50
	25.13 PPSA	51
Schedule 1 – Sellers' Warranties		**52**
Schedule 2 – Company's IP		**63**
Schedule 3 - Property		Error! Bookmark not defined.
Schedule 4 - Employees		Error! Bookmark not defined.
Schedule 5 – Statement of Working Capital		Error! Bookmark not defined.
Schedule 6 - Business Authorisations		Error! Bookmark not defined.
Schedule 7 - Trade Receivables		Error! Bookmark not defined.
Execution		Error! Bookmark not defined.
Annexure A - Accounts		Error! Bookmark not defined.
Annexure B - Data Room Documentation		Error! Bookmark not defined.
Annexure C - Permitted Encumbrances		Error! Bookmark not defined.
Annexure D - Disclosure Letter		Error! Bookmark not defined.
Annexure E - Net Working Capital Amount - Worked Example		Error! Bookmark not defined.
Annexure F - Employment Agreement		Error! Bookmark not defined.
Annexure G – Additional Definitions		Error! Bookmark not defined.

11037419/8 page iv

Corrs Chambers Westgarth 11037419/8 page 5 Date 2014 Parties CTPartners Australia Pty Limited (ACN 167 523 837) of Level 25 Angel Place, 123 Pitt Street, Sydney, NSW 2000 (Buyer) Boldmark Enterprises Pty Limited (ACN 112 585 467) as trustee of The Bloking Cozart Family Trust and in its own capacity, C/- William Buck, 15 Labouchere Road (Corner Mill Point Road), South Perth, WA 6151 (Boldmark) Debra Rene Cozart of 36 Windarra Drive, City Beach, WA 6015 (Cozart) Topsim Pty Limited (ACN 075 083 886) as trustee of The Simpson Family Trust and in its own capacity C/- Elphick O’Sullivan, 61 Hampden Road, Nedlands, WA 6009 (Topsim) Colin John Boyd Simpson of 44 Lupin Hill Grove, Nedlands, WA 6009 (Simpson) Background A The Sellers are the legal and beneficial owners of the Shares which comprise all of the issued shares in the capital of the Company. B The Sellers have agreed to sell, and the Buyer has agreed to buy, the Shares in accordance with the terms of this document. Agreed terms 1 Definitions In this document these terms have the following meanings: Acceleration Notice A notice issued by the Sellers pursuant to clause 4.13. Accounting Policies The Accounting Standards and any accounting policies of the Business disclosed in writing to the Buyer prior to Completion. Accounting Standards The applicable accounting standards under the Corporations Act and, generally accepted accounting principles and practices in Australia consistently applied.

Corrs Chambers Westgarth 11037419/8 page vi Accounts (a) The unaudited statement of financial position as at the Accounts Date; (b) the unaudited statement of financial performance for the 12 month period ending on the Accounts Date; (c) the unaudited statement of cash flows for the 12 month period ending on the Accounts Date; and (d) any notes, statements and reports attached to and forming part of those financial statements, of the Company as set out in annexure Error! Reference source not found.. Accounts Date 30 June 2013. Adjustment Reimbursement Payment Amount The amount determined in accordance with clause 4.8. Affiliates With respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. ASIC The Australian Securities and Investment Commission. Assets All right, title and interest of the Company in: (a) Contracts; (b) Property; (c) Business Authorisations; (d) Goodwill; (e) Business Records; (f) Company’s IP; (g) Plant and Equipment; and (h) all other assets owned by the Company and used in the Business. Boldmark Trust The Bloking Cozart Family Trust established by the Boldmark Trust Deed. Boldmark Trust Deed The trust deed establishing The Bloking Cozart Family Trust dated 7 February 2005. Business The business carried on by the Company, being the business of executive search services. Business Authorisation Includes any authorisation, approval, registration, consent, permit, licence, certification or exemption from, by or with a Governmental Agency that is necessary for the operation of the Business, including the licence detailed in schedule Error!

Corrs Chambers Westgarth 11037419/8 page vii Reference source not found.. Business Day A day which is not a Saturday, Sunday or bank or public holiday in Sydney and Perth. Business Records All books, files, reports, records, correspondence, documents, data, programmes, software and other material (in whatever form stored) owned by the Company and used for the purposes of the Business including information contained in: (a) books of account, sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and any associated material); (b) all sales and purchasing records; (c) all trading and financial records; (d) lists of all regular customers and suppliers; (e) all business plans and sales forecasts; and (f) minute books and statutory company registers, but excluding Tax Records. Buyer Group The Buyer and each Related Body Corporate. Buyer’s Warranties The warranties and representations in clause 14.1. Claim Includes any claim, demand, proceeding, suit, litigation, investigation, audit, action or cause of action in contract, tort, under statute or otherwise. Company Park Brown International Pty Limited (ACN 112 975 989). Company’s IP Means: (a) all rights subsisting in business names used by the Company in the Business and the reputation and goodwill associated with such, including those business names set out in Part A of schedule Error! Reference source not found. (Business Names); (b) all rights subsisting in domain names used by the Company in the Business and the reputation and goodwill associated with such, including those domain names set out in Part B of schedule Error! Reference source not found. (Domain Names); (c) all logos, symbols, get up, trade marks, trade names, service marks, brand names and similar rights (whether or not registered or registrable) used by the Company in the Business and the reputation and goodwill associated with such, including those trade marks set out in Part C of schedule Error! Reference source not found. (Trade

Corrs Chambers Westgarth 11037419/8 page viii Marks); (d) all rights subsisting in trade secrets and all rights subsisting in financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge which is confidential or of a sensitive nature (but excluding that which is in the public domain) used by the Company in the Business; (e) the copyright (if any) in labelling or printing or other subject matters used by the Company in connection with the Business; (f) the copyright and other rights in respect to any computer programs, software and circuit layouts used by the Company in the Business; (g) the goodwill of the Company in and attaching to the Business; and (h) all other Intellectual Property Rights (excluding moral rights) used by the Company in the Business. Company Tax Records Tax Records wholly or predominantly relating to the Company or used (whether before, on or after Completion) in connection with the Business, or otherwise relating to the Business. Completion The completion of the sale and purchase of the Shares in accordance with clause 6. Completion Accounts The accounts prepared in accordance with this document to determine the amount of the Net Working Capital Amount (if any), an example of which is set out in annexure Error! Reference source not found.. Completion Date The date (which must not be before 1 July 2014) that is 3 Business Days after all of the conditions precedent in clause 2.1 have been satisfied or waived, or such other date as may be agreed by the parties in writing. Completion Payment Amount $980,000. Contract Any contract, agreement, arrangement or commitment entered into by the Company in relation to the Business under which any obligation is not fully performed as at the Completion Date. Controlling Party The party that has control of all discussions and communications in relation to, and control of the conduct, defence and settlement of, a Tax Claim, Joint Tax Claim or Tax Proceedings (as the case may be) as contemplated by clause 17. Corporations Act The Corporations Act 2001 (Cth). Cozart Termination The Buyer terminating Cozart’s employment with the Buyer pursuant to clause 14.2 of the executive services agreement

Corrs Chambers Westgarth 11037419/8 page ix between the Buyer and Cozart. Data Room Documentation Those documents listed in annexure Error! Reference source not found., as contained on two identical CDs tabled at Completion, with one being retained by each party. Deemed Purchase Price The sum of the Initial Purchase Price Amount and the Net Working Capital Amount. Default Rate 5% per annum. Disclosure Letter The letter from the Sellers to the Buyer delivered to the Buyer and accepted by the Buyer before the signing of this document which contains disclosures in respect of the Seller’s Warranties. Disclosures (a) All information contained in the Data Room Documentation; and (b) all information set out in the Disclosure Letter. Employee Entitlements The aggregate of all unpaid amounts and benefits to which each Transferring Employee is entitled as at the Completion Date under any contract of employment or Law relating to terms or conditions of employment in respect of all service related entitlements and leave entitlements (including annual leave, long service leave and personal leave) accrued or arising in respect of the Transferring Employee for the period of the Transferring Employee’s employment by the Company until the Completion Date, but only to the extent to which such unpaid amounts and benefits are reflected in the Completion Accounts. Employees The employees employed by the Company who are engaged in the Business as at Completion, with the names and Employment Entitlements of such employees listed in schedule Error! Reference source not found.. Encumbrance Any charge, lien, mortgage, pledge, assignment by way of security, secured interest, title retention arrangement, preferential right or trust arrangement or any arrangement having the same or equivalent effect and includes a security interest under the PPSA. Fees of the Business Gross fees, billings, related charges and indirect expenses, but excluding disbursements and reimbursable expenses, rendered for services provided or products supplied in the conduct of the Business by each of the Original Partners (and any person that is engaged by the Company to replace an Original Partner). First Period The period commencing on the Completion Date and ending on the first anniversary of the Completion Date. First Period Bad Debts The amount (if any) of the First Period Revenue Amount that has not been collected in Immediately Available Funds as at the last day of the Second Period. First Period Refer to annexure G.

Corrs Chambers Westgarth 11037419/8 page x Payment Amount First Period Recovered Debts Any First Period Bad Debts collected by the Long Stop Accounts Date. First Period Revenue Amount An amount equal to the Fees of the Business invoiced in the First Period (including in respect of the Business’s work-in-progress prior to Completion) as set out in the Purchase Price Accounts prepared in respect of the First Period. First Period Top- Up Payment Amount Refer to annexure G. Goodwill The goodwill of the Sellers in and attaching to the Business. Governmental Agency Any government, whether Federal, State or Territory, municipal or local, and any agency, authority, commission, department, instrumentality, regulator or tribunal thereof, including the Commissioner of Taxation and Australian Taxation Office. GST The meaning given to that expression in GST Law. GST Law The meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth). Immediately Available Funds Bank cheque, telegraphic transfer or other means of transfer of cleared funds into a bank account nominated in advance by the payee. Indemnified Entity The Buyer and the Company. Industrial Agreements An industrial award, or a collective or individual industrial or employment agreement which is made, registered, approved or certified under or in accordance with the industrial laws of the Commonwealth or a State or Territory, and includes an order or determination of an industrial tribunal made under such laws. Initial Purchase Price Amount Refer to annexure G. Intellectual Property Right Any patent, trade mark, service mark, design right, design registration, trade name, business name, copyright, semiconductor and circuit layout right and any right or form of protection of a similar nature to any of these that may subsist anywhere in Australia whether registered or unregistered. Joint Tax Claim A Tax Claim that relates: (a) to a period that occurs partly before the Completion Date and partly after the Completion Date; (b) to two or more periods at least one of which occurs partly before the Completion Date and partly after the Completion Date; or

Corrs Chambers Westgarth 11037419/8 page xi (c) to two or more periods one or more of which occurs before the Completion Date and one or more of which occurs after the Completion Date, but does not include a Tax Claim that relates to, or occurs in, a period after Completion only because interest accrues or penalties are incurred after Completion in respect of a Tax obligation relating to a period prior to Completion. Law Includes any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law, any condition of any authorisation, and any decision, directive, guidance, guideline or requirements of any Governmental Agency. Letter of Intent The letter setting out the proposed terms of the acquisition of the Shares in the Company from Boldmark and Topsim by the Buyer dated 17 April 2014. Liability Any liability (whether actual, contingent or prospective), Loss, damage, cost and expense of whatsoever description and howsoever arising. Long Stop Accounts The accounts prepared in accordance with this document to determine the: (a) First Period Recovered Debts; (b) Second Period Recovered Debts; and (c) Third Period Bad Debts. Long Stop Accounts Date The date that is 12 months after the last day of the Third Period. Long Stop Payment The amount determined in accordance with clause 4.9. Long Stop Period The period commencing on the day immediately following the end of the Third Period and ending on the fourth anniversary of the Completion Date. Loss Any Liability, loss, damage, judgment, cost, charge, expense, diminution in value or deficiency of any kind or character which a party pays, suffers or incurs or is liable for, however arising. Material Adverse Effect The meaning given to it in clause 2.1(c)(i). Net Working Capital Amount The sum of the Working Capital Asset Items less the sum of the Working Capital Liability Items. Original Partner Each of Cozart, Simpson, Beau Yorke and David Cowan. Permitted Encumbrance An Encumbrance which is listed in annexure Error! Reference source not found.. Plant and The plant, equipment, furniture, fixtures and fittings owned and

Corrs Chambers Westgarth 11037419/8 page xii Equipment used by the Company in the Business as at the Completion Date. PPSA The Personal Property Securities Act 2009 (Cth). PPSA Register The ‘register’ as defined in the PPSA. Property The leasehold property detailed in schedule Error! Reference source not found.. Purchase Price The sum of the: (a) Completion Payment Amount; (b) Net Working Capital Amount; (c) First Period Top-up Payment Amount; (d) First Period Payment Amount; (e) Second Period Payment Amount; (f) Third Period Payment Amount; (g) Adjustment Reimbursement Payment Amount (if any); and (h) Long Stop Payment (if any). Purchase Price Accounts The accounts prepared in accordance with this document to determine the First Period Revenue Amount, Second Period Revenue Amount and Third Period Revenue Amount. Purchase Price Accounts Date The end of each of the: (a) First Period; (b) Second Period; and (c) Third Period. Related Body Corporate The meaning given to it in section 50 of the Corporations Act. Related Party Liabilities All liabilities (including accrued interest) owing by or to the Company to or by any one or more of Boldmark, Topsim, Cozart or Simpson. Revised Third Period Payment Amount The meaning give to it in clause 4.9(c). Second Period The period commencing on the day immediately following the end of the First Period and ending on the second anniversary of the Completion Date. Second Period Adjustment Amount Refer to annexure G. Second Period Bad Debts The amount (if any) of the Second Period Revenue Amount that has not been collected in Immediately Available Funds as at the last day of the Third Period.

Corrs Chambers Westgarth 11037419/8 page xiii Second Period Payment Amount Refer to annexure G. Second Period Recovered Debts Any Second Period Bad Debts collected by the Long Stop Accounts Date. Second Period Revenue Amount An amount equal to the Fees of the Business invoiced in the Second Period as set out in the Purchase Price Accounts (including in respect of the Business’s work-in-progress in the First Period) prepared in respect of the Second Period, less the First Period Bad Debts. Sellers Boldmark and Topsim jointly. Sellers’ Tax Records Tax Records relating to the Company and within the possession or control of a Seller that might reasonably be expected to support the Tax position of the Company. Sellers’ Warranties The warranties of the Sellers, Cozart and Simpson (as relevant) set out in schedule 1. Shares The fully paid ordinary shares in the Company. Simpson Termination The Buyer terminating Simpson’s employment with the Buyer pursuant to clause 14.2 of the executive services agreement between the Buyer and Simpson. Stamp Duty Any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency, and includes any interest, fine, penalty, charge or other amount in respect of the above but excludes GST. Statement of Working Capital The statement of working capital set out in schedule Error! Reference source not found.. Tax (a) Any tax, levy, impost, deduction, charge, rate, compulsory loan, withholding or duty by whatever name called levied, imposed or assessed under the Tax Act or any other Law in Australia or elsewhere (including, without limitation, profits tax, property tax, interest tax, income tax, capital gains tax, tax relating to the franking of dividends, fringe benefits tax, payroll tax, group tax or PAYG tax, land tax, water and municipal rates, customs duties and transaction duties); (b) unless the context otherwise requires, Stamp Duty or GST; and (c) any interest, penalty, charge, fine or fee or other amount of any kind assessed, charge or imposed on or in respect of anything listed in paragraph (a) or (b). Tax Act The Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) or the Taxation Administration Act 1953 (Cth) as the case may be. Tax Claim The same meaning given in clause 17(a).

Corrs Chambers Westgarth 11037419/8 page xiv Tax Indemnity The indemnity provided in clause 16. Tax Invoice Includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit. Tax Law Any Law under which Tax is imposed, assessed, charged or administered and includes, without limitation, the Tax Act. Tax Proceedings The same meaning given in clause 17. Tax Records All originals and copies of books, files, reports, records, correspondence, documents, data and other material (whether in electronic or physical form and on whatever media stored) wholly or predominantly related to Tax matters, including Tax Returns and Tax assessments. Tax Relief Any refund, credit, offset, relief, allowance, deduction, rebate recoupment, compensation, penalty, damages, restitution, right to repayment or other benefit or saving in relation to Tax. Tax Return Any return relating to Tax including any document which must be lodged with a Governmental Agency administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment). Tax Reviewer An independent Tax expert that the Sellers and the Buyer agree to appoint. If such agreement cannot be reached within a reasonable time, the independent Tax expert will be nominated by the President for the time being of the Taxation Institute of Australia (or any successor institution). Tax Warranties The representations and warranties of the Sellers contained in warranty 17 of schedule 1. Third Period The period commencing on the day immediately following the end of the Second Period and ending on the third anniversary of the Completion Date. Third Period Adjustment Amount Refer to annexure G. Third Period Bad Debts The amount (if any) of the Third Period Revenue Amount that has not been collected in Immediately Available Funds as at the last day of the Long Stop Period. Third Period Long Stop Revenue Amount The amount equal to the Fees of the Business invoiced in the Third Period as set out in the Purchase Price Accounts (including in respect of the Business’s work-in-progress in the Second Period) prepared in respect of the Third Period less the (Second Period Bad Debts plus the Third Period Bad Debts) plus the First Period Recovered Debts plus the Second Period Recovered

Corrs Chambers Westgarth 11037419/8 page xv Debts. Third Period Payment Amount Refer to annexure G. Third Period Revenue Amount An amount equal to the Fees of the Business invoiced in the Third Period (including in respect of the Business’s work-in- progress in the Second Period) as set out in the Purchase Price Accounts prepared in respect of the Third Period less the Second Period Bad Debts. Topsim Trust The Simpson Family Trust established by the Topsim Trust Deed. Topsim Trust Deed The trust deed establishing The Simpson Family Trust dated 1 March 2012. Trade Credit Money due from the Company under a Tax Invoice issued by a third party to the Company after the Completion Date that covers a period that begins prior to the Completion Date and ends after the Completion Date. Trade Receivables The receivables set out in schedule Error! Reference source not found., being money owed to the Company under Tax Invoices issued by the Company prior to the Completion Date that are fully or partly unpaid. Transferring Employee (a) The employees, whose names are detailed in schedule Error! Reference source not found., and (b) any other individual who becomes permanently employed by the Company between the date of this document and Completion to whom the Buyer agrees to make or procure an offer of employment. Working Capital Asset Items The line items in the balance sheet in the Completion Accounts which correspond to the line items in the ‘Working Capital Asset Items’ section of the Statement of Working Capital. Working Capital Liability Items The line items in the balance sheet in the Completion Accounts which correspond to the line items in the ‘Working Capital Liability Items’ section of the Statement of Working Capital. 2 Conditions to Completion 2.1 Conditions The obligation of the parties to Complete is conditional on the following conditions having been satisfied or waived: (a) the Buyer having received in writing from any relevant third parties unconditional consent to the change in control of the Company as may be required by any material Contracts;

Corrs Chambers Westgarth 11037419/8 page xvi (b) the Buyer having received in writing from the lessor of the Property unconditional consent to the change of control of the Company to the Buyer; (c) the Buyer (acting reasonably) being satisfied that: (i) there has been no change in the Business, the financial or trading position of the Business or the operation of the Business since the date of this document that has, or is reasonably likely to have, a material and adverse effect on the turnover, profitability, financial condition or operation of the Business taken as a whole (a Material Adverse Effect); and (ii) no Sellers’ Warranty is or has become materially false, misleading or incorrect or would be reasonably likely to result in a Claim being made, or allowed to be made, by the Buyer; and (d) all of the non-administrative employees of the Company giving notice of their resignation under their existing employment agreements with the Company (or otherwise ceasing to work for or be employed by the Company) and entering into new employment agreements with the Buyer in a form set out in annexure Error! Reference source not found.. 2.2 Reasonable endeavours Each of the parties must use all reasonable endeavours to procure the satisfaction of the conditions referred to in clause 2.1. 2.3 Waiver The conditions in clause 2.1 may only be waived by the Buyer in writing. 2.4 Notice The Sellers and the Buyer must promptly notify the other in writing as soon as it becomes aware that a condition to Completion is satisfied or becomes (or is likely to become) incapable of being satisfied. 2.5 Termination If Completion has not occurred on or before 1 October 2014 (or such other date as the parties may have agreed in writing) then the Sellers or the Buyer may, if not in breach of this document, give written notice to the other terminating this document. 2.6 Remedies If this document is terminated under clause 2.5 then: (a) each party is released from its continuing obligations under this document, except those imposing obligations of confidentiality; (b) each party retains the rights it has against any other party in respect of any prior breach without affecting any rights at Law or in equity; and (c) the Buyer must return to the Sellers all documents and other materials in any medium in its possession, power or control which contain information

Corrs Chambers Westgarth 11037419/8 page xvii relating to the Company including its working papers and any information obtained from the Disclosures. 3 Sale and purchase of Shares 3.1 Sale and purchase of Shares Conditional upon Completion, the Sellers agree to sell to the Buyer and the Buyer agrees to purchase from the Sellers, the Shares free of all Encumbrances, for the Purchase Price and otherwise on the terms of this document. 3.2 Transfer of rights The Shares will be transferred to the Buyer with all rights, including dividend rights, attached or accruing to them on and from the Completion Date. 4 Purchase Price 4.1 Purchase Price (a) The amount payable by the Buyer to the Sellers for the Shares is the Purchase Price. (b) Within 5 Business Days of acceptance (or deemed acceptance) by the Sellers of the Purchase Price Accounts in respect of the First Period the Buyer must provide a notice to the Sellers of the dollar value of the Initial Purchase Price Amount. 4.2 Payment of the Purchase Price The Purchase Price will be paid as follows: (a) the Completion Payment Amount will be paid in accordance with clause 4.3; (b) the Net Working Capital Amount will be paid in accordance with clause 4.4; (c) the First Period Top-Up Payment Amount and the First Period Payment Amount will be paid in accordance with clause 4.5; (d) the Second Period Payment Amount will be paid in accordance with clause 4.6; (e) the Third Period Payment Amount will be paid in accordance with clause 4.7; (f) the Adjustment Reimbursement Payment Amount (if any) will be paid in accordance with clause 4.8; and (g) the Long Stop Payment (if any) will be paid in accordance with clause 4.9.

Corrs Chambers Westgarth 11037419/8 page xviii 4.3 Completion Payment Amount On Completion the Buyer must pay the Sellers, or as the Sellers direct, in Immediately Available Funds the Completion Payment Amount (which will be a non-refundable payment). 4.4 Net Working Capital Amount Within 5 Business Days of acceptance (or deemed acceptance) of the Completion Accounts by the Sellers, and subject to clause 8(b): (a) if the Net Working Capital Amount is positive the Buyer must pay the Sellers (or as the Sellers direct) in Immediately Available Funds the Net Working Capital Amount; or (b) if the Net Working Capital Amount is negative the Sellers must pay the Buyer (or as the Buyer directs) in Immediately Available Funds the Net Working Capital Amount. 4.5 First Period Top-Up Amount and First Period Payment Amount Within 5 Business Days of acceptance (or deemed acceptance) by the Sellers of the Purchase Price Accounts in respect of the First Period the Buyer must pay the Sellers (or as the Sellers direct) in Immediately Available Funds the: (a) First Period Top-Up Payment Amount; and (b) First Period Payment Amount. 4.6 Second Period Payment Amount Within 5 Business Days of acceptance (or deemed acceptance) by the Sellers of the Purchase Price Accounts in respect of the Second Period the Buyer must pay the Sellers (or as the Sellers direct) in Immediately Available Funds the Second Period Payment Amount. 4.7 Third Period Payment Amount Subject to clause 4.8, within 5 Business Days of acceptance (or deemed acceptance) by the Sellers of the Purchase Price Accounts in respect of the Third Period the Buyer must pay the Sellers (or as the Sellers direct) in Immediately Available Funds the Third Period Payment Amount. 4.8 Adjustment Reimbursement Payment Amount If the aggregate value of the Second Period Revenue Amount and the Third Period Revenue Amount is greater than 160% of the (First Period Revenue Amount less the First Period Bad Debts) the Buyer will pay: (a) the Second Period Adjustment Amount to the Sellers (or as the Sellers direct) (such payment being capped at the amount withheld from the Second Period Payment Amount as if the Second Period Adjustment Amount was $0); and (b) notwithstanding the terms of clause 4.7 or the calculations to determine the Third Period Adjustment Amount, the full amount of the Third Period Payment Amount.

Corrs Chambers Westgarth 11037419/8 page xix 4.9 Long Stop Payment (a) The parties acknowledge that the Third Period Payment Amount will be paid prior to the acceptance of the Long Stop Accounts. (b) The Long Stop Accounts will determine the amount of the: (i) First Period Recovered Debts; (ii) Second Period Recovered Debts; and (iii) Third Period Bad Debts. (c) On acceptance (or deemed acceptance) of the Long Stop Accounts the Third Period Payment Amount will be reviewed as though the Third Period Revenue Amount was the Third Period Long Stop Revenue Amount (the Revised Third Period Payment Amount). (d) If the Revised Third Period Payment Amount is more than the Third Period Payment Amount then the Buyer must, within 5 Business Days of such determination, pay the Sellers (or as the Sellers direct) in Immediately Available Funds the amount of that underpayment (which may not be more than 1/6th of the Initial Purchase Price Amount). (e) If the Revised Third Period Payment Amount is less than the Third Period Payment Amount then the Sellers must, within 5 Business Days of receipt of notice from the Buyer, pay the Buyer (or as the Buyer directs) in Immediately Available Funds the amount of that overpayment (which may not be more than 1/6th of the Initial Purchase Price Amount). 4.10 Interest If either party does not pay any sum payable by it under this document at the time and otherwise in the manner provided in this document, that party must pay interest on such sum from the due date of payment until such sum is paid in full at the Default Rate. Interest accrues and compounds daily and is payable on demand. 4.11 Set-off Despite any other provision of this document, the Buyer is entitled to set off against any amount payable by the Buyer under this document any amount payable to the Sellers under this document, including any amount payable in connection with: (a) an overpayment in respect of any component of the Purchase Price; (b) a Claim for a breach of a Sellers’ Warranty by any one of the Sellers; (c) a breach of this document by any one of the Sellers; or (d) a Claim under any indemnity in this document. 4.12 Adjustments to Purchase Price (a) Any payment, other than any payment of the Net Working Capital Amount by the Sellers to the Buyer under this document (including the

Corrs Chambers Westgarth 11037419/8 page xx Tax Indemnity) will be a reduction and refund of part of the Purchase Price. (b) Any payment, other than any payment of the Net Working Capital Amount by the Buyer to the Sellers under this document will be a reinstatement of the price payable by the Buyer for the acquisition of the Company. 4.13 Acceleration of Purchase Price (a) If an agreement is entered into under which: (i) substantially all of the shares in the Buyer or member of the Buyer Group whose assets include those of the Business are sold to an entity that is not owned or controlled by the Buyer Group (other than as part of the acquisition or sale of the shares of the entire Buyer Group); or (ii) substantially all of the assets of the Business are sold to an entity that is not owned or controlled by the Buyer Group (other than as part of the acquisition or sale of the assets of the entire Buyer Group); or (iii) the Sellers are required to directly report to the person that CTPartners Executive Search, Inc. holds out on its website www.ctnet.com as its “Managing Partner, Asia Pacific” as of the date of this document, the Sellers may issue an Acceleration Notice. (b) On receipt of an Acceleration Notice the Buyer must, within 5 Business Days, pay the Sellers (or as the Sellers direct) equal proportions of the difference between the Deemed Purchase Price and the portion of the Purchase Price actually received by the Sellers as at the date of the Acceleration Notice. (c) Upon the payment of any amount by the Buyer under clause 4.13(b): (i) the Buyer has no further obligation to pay any money in respect of the Purchase Price to the Sellers; and (ii) the Sellers releases the Buyer from any obligation to make any further payment in respect of the Purchase Price. 4.14 Termination of Cozart or Simpson (a) The Buyer must pay Boldmark half of the Purchase Price if there is a Cozart Termination: (i) between Completion and the last day of the First Period: (A) the First Period Revenue Amount will be deemed to be: where:

Corrs Chambers Westgarth 11037419/8 page xxi = the amount of the Fees of the Business invoiced in the period between Completion and the date of the Cozart Termination, and = the number of days between Completion and the date of the Cozart Termination; (B) the Second Period Payment Amount will be paid as if the Second Period Adjustment Amount were $0; and (C) the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0; or (ii) during the Second Period: (A) the Second Period Payment Amount will be paid as if the Second Period Adjustment Amount were $0; and (B) the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0; or (iii) during the Third Period, the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0. (b) The Buyer must pay Topsim half of the Purchase Price if there is a Simpson Termination: (i) between Completion and the last day of the First Period: (A) the First Period Revenue Amount will be deemed to be: where: = the amount of the Fees of the Business invoiced in the period between Completion and the date of the Simpson Termination, and = the number of days between Completion and the date of the Simpson Termination; (B) the Second Period Payment Amount will be paid as if the Second Period Adjustment Amount were $0; and (C) the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0; or (ii) during the Second Period: (A) the Second Period Payment Amount will be paid as if the Second Period Adjustment Amount were $0; and (B) the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0; or (iii) during the Third Period, the Third Period Payment Amount will be paid as if the Third Period Adjustment Amount were $0. (c) If there is:

Corrs Chambers Westgarth 11037419/8 page xxii (i) a Cozart Termination, Topsim will only be entitled to half of the amount that it would otherwise have received had there been no Cozart Termination; or (ii) a Simpson Termination, Boldmark will only be entitled to half of the amount that it would otherwise have received had there been no Simpson Termination, such that the Buyer’s obligation to pay the Sellers in accordance with this document will never require the Buyer to pay greater than 100% of the Purchase Price. 5 Conduct of Business until Completion 5.1 Ordinary course of Business (a) Subject to the agreement of the Buyer otherwise, until Completion the Sellers must: (i) ensure that the Company carries on the Business in the ordinary and normal course; (ii) use reasonable endeavours to preserve the goodwill of the Business; and (iii) promptly notify the Buyer of any Material Adverse Effect in the Business or the Company. (b) Except as contemplated by this document or as consented to by the Buyer in writing, the Sellers must not and must procure that the Company does not, before Completion: (i) increase, reduce or otherwise alter its share capital (including by creating, allotting and issuing new share capital) or grant any options for the issue of shares or other securities; (ii) declare, make or pay any dividend; (iii) make a distribution or revaluation of assets; (iv) buy back any of its Shares; (v) alter its constitution; (vi) cause or permit any Encumbrance (other than a Permitted Encumbrance) to be given or created over any of the Assets or undertaking or any material part thereof; (vii) enter into any commitment: (A) for more than $10,000, (B) with a particular person where the aggregate value of those commitments is more than $20,000; or (C) for longer than 2 years;

Corrs Chambers Westgarth 11037419/8 page xxiii (viii) dispose of, or agree to dispose of or grant an option to purchase, any Asset (or any interest in an Asset); (ix) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture; (x) engage any new employee, (at the Sellers’ initiative) terminate the employment of any Employee, or (except in the ordinary course of business) change the terms of employment (including remuneration) of any of the Employees, or pay or provide any bonus to any Employee; or (xi) institute, settle or compromise (or agree to do so) any legal proceedings (other than in relation to trade debts in the ordinary course). 5.2 Access (a) Before the Completion Date the Sellers must ensure that the Buyer, its employees, agents and representatives are given all reasonable access (on reasonable notice during normal business hours or otherwise at such times as may be agreed by the Sellers) to the Property and Business Records of the Company. (b) In exercising its rights of access under clause 5.2(a) the Buyer must ensure (and procure that each of its employees, agents and representatives ensure) that: (i) such access is exercised in a manner that avoids unreasonable disruption to the Business and the activities of the Employees of the Company; and (ii) all authorised persons who are provided access comply with all reasonable requirements of the Sellers, the Company, the Employees and their respective representatives, agents and other relevant third parties in respect of the access, including in relation to safety. (c) For the purposes of clause 5.2(a), the Buyer may: (i) make copies of material examined; and (ii) with the prior consent of the Sellers (which consent may not be unreasonably withheld) consult with Employees of the Company. 5.3 Sellers to notify of potential Material Adverse Effect or breach of Sellers’ Warranty (a) If the Sellers become aware of any fact, matter or circumstance which results in, or is reasonably likely to result in: (i) a Material Adverse Effect; or (ii) a breach of a Sellers’ Warranty, the Sellers must give notice to the Buyer as soon as reasonably practicable after becoming aware of the fact, matter or circumstance, and

Corrs Chambers Westgarth 11037419/8 page xxiv the notice must set out full details of those facts, matters or circumstances and the potential Material Adverse Effect or breach of the Sellers’ Warranty (as applicable). (b) The Sellers’ obligations in clause 5.3(a) apply until Completion. 5.4 Intellectual property (a) The Sellers will take all steps reasonably necessary, at the cost of the Seller, to enable the protection of the trade marks specified in part C of schedule Error! Reference source not found. (IP), including procuring registration in the name of the Company of the IP on the Australian intellectual property register and by way of reasonable provision of information and assistance in asserting the unregistered rights in the IP. (b) The Buyer will reimburse the Seller for all costs reasonably incurred in procuring registration in the name of the Company of the IP on the Australian intellectual property register under clause 5.4(a) as soon as reasonably practicable after Completion. 6 Completion 6.1 Date, time and place Completion must take place on the Completion Date at 11am at the offices of Corrs Chambers Westgarth, Perth, or such other time and place as the parties may agree in writing. 6.2 Seller’s obligations At Completion, the Sellers must deliver to the Buyer: (a) transfers of the Shares in favour of the Buyer in registrable form (but unstamped), duly executed by the relevant Sellers; (b) original share certificates for the Shares in the name of the Sellers; (c) written resignations of each director, secretary and public officer of the Company, effective from Completion, such resignations to acknowledge that the relevant director, secretary or public officer has no Claim, or basis for a Claim against the Company in respect of fees, entitlements, salary, compensation for loss of office or otherwise; (d) the ASIC Corporate Key for the Company; (e) evidence of the revocation of all authorities relating to bank accounts of the Company with effect from Completion; (f) the common seal (if any) of the Company; (g) the Business Records, complete and up to date; (h) consents to change in control of the Company (in form and substance satisfactory to the Buyer) from each of the third parties required under clause 2.1(a);

Corrs Chambers Westgarth 11037419/8 page xxv (i) consents to change in control of the Company (in form and substance satisfactory to the Buyer) from each of the lessors of the Property required under clause 2.1(b); (j) evidence (in form and substance acceptable to the Buyer) of the repayment of all Related Party Liabilities; (k) copies of the minutes of meeting or written resolutions of directors of the Company approving the matters contemplated by clause 6.4; (l) the Company Tax Records; (m) keys to the Business premises; and (n) all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this document and to place the Buyer in effective control of the Company and the Assets. 6.3 Delivery at Business premises The parties acknowledge and agree that delivery of the items referred to in clauses 6.2(g), 6.2(l) and 6.2(m) will be deemed to have occurred by those items being left at the Business premises under the control of the Company. 6.4 Company board meeting On or prior to Completion, the Sellers must cause a meeting of the board of directors of the Company to be held at which it is resolved that: (a) subject to Completion occurring and the payment of Stamp Duty (if any): (i) the transfers of the Shares to the Buyer be registered in the register of members of the Company; and (ii) the existing share certificates for the Shares be cancelled and new share certificates be issued in the name of the Buyer; (b) subject to Completion occurring all existing authorities to operate the bank accounts of the Company be revoked and the persons nominated by the Buyer in writing be appointed as signatories of the Company's bank accounts; (c) the resignations of the existing directors, secretary and public officer of the Company be accepted with effect on Completion; and (d) those persons: (i) nominated by the Buyer to the Sellers in writing; and (ii) who have provided their unconditional consent to act as directors, secretary and public officer of the Company (as applicable), be appointed to those offices with effect from Completion, but so that a properly constituted board is in existence at all times. 6.5 Buyer’s obligations At Completion, the Buyer must: (a) deliver to the Company:

Corrs Chambers Westgarth 11037419/8 page xxvi (i) written consents to act as directors, secretary and public officer of the Company signed by the persons nominated by the Buyer; and (ii) a CD Rom containing the Data Room Documentation; and (b) pay to the Sellers the Completion Payment Amount (as directed by the Sellers). 6.6 Interdependence of obligations (a) The obligations of the parties in respect of Completion are interdependent and if all such obligations have not been performed, then no Completion may take place. (b) Performance of the obligations of each party in respect of Completion is treated as taking place simultaneously and no delivery or payment will be taken to have been made until all deliveries and payments have been made. Once all such obligations have been performed, they must be treated as having been performed simultaneously on the date on which the final obligation is performed. 6.7 Title and risk Legal and beneficial title to the Shares (and property and risk in them) will pass to the Buyer upon Completion. 7 Completion Accounts, Purchase Price Accounts and Long Stop Accounts 7.1 Preparation of Completion Accounts, Purchase Price Accounts and Long Stop Accounts The Buyer must prepare (or procure the preparation by its accountants of) the: (a) Completion Accounts in a form materially similar to the Accounts as at the Completion Date; (b) Purchase Price Accounts as at each Purchase Price Accounts Date; and (c) Long Stop Accounts as at the Long Stop Accounts Date, each in accordance with the Accounting Standards and Accounting Policies and in each case, unaudited. 7.2 Co-operation The Sellers and the Buyer must co-operate fully with each other and provide reasonable assistance in the preparation of the Completion Accounts, Purchase Price Accounts and Long Stop Accounts. 7.3 Timing (a) The Buyer must use its reasonable endeavours to prepare (or procure the preparation by its accountants of) the:

Corrs Chambers Westgarth 11037419/8 page xxvii (i) Completion Accounts within 2 months of the Completion Date; (ii) Purchase Price Accounts within 1 month of the end of each Purchase Price Accounts Date; and (iii) Long Stop Accounts within 1 month of the end of the Long Stop Accounts Date. (b) The Buyer must deliver the Completion Accounts, Purchase Price Accounts and Long Stop Accounts to the Sellers as soon as each has been finalised. 7.4 Sellers’ accounting The Sellers and their accountants will be entitled to examine and review the Completion Accounts, Purchase Price Accounts and Long Stop Accounts and all working papers of the Buyer and its accountants. 7.5 Dispute Notice If the Sellers dispute: (a) the inclusion, omission or calculation of any item in the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (or any of them); or (b) that the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (or any of them) have been drawn up in accordance with the Accounting Standards and Accounting Policies, then it must give notice of such dispute (Dispute Notice) to the Buyer within 10 Business Days after receipt of the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant). 7.6 Content of Dispute Notice (a) A Dispute Notice must identify: (i) the item in the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant) in respect of which the dispute exists (by category and location to the extent that the party has that information); (ii) insofar as possible, the amount in dispute; and (iii) the adjustments to the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant) and Net Working Capital Amount and Purchase Price if the Dispute Notice were to be accepted. (b) The Buyer and the Sellers must use their respective best endeavours to resolve the dispute the subject of a Dispute Notice within 5 Business Days of receipt of the Dispute Notice by the Buyer, failing which the dispute must be resolved in accordance with the dispute resolution mechanism set out in clause 7.7.

Corrs Chambers Westgarth 11037419/8 page xxviii (c) The resolution of the dispute, and the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant, and including the Purchase Price derived from the resolution of the dispute), will be taken to be accepted by the Buyer and the Sellers. 7.7 Independent Accountant (a) If the Buyer and the Sellers fail to resolve any dispute within 10 Business Days under clause 7.6(b) the dispute must be submitted as soon as reasonably practicable for determination by the Independent Accountant. (b) The Independent Accountant must be appointed to act on the following basis: (i) the Independent Accountant must act as experts and not as arbitrators; (ii) the Independent Accountant must determine the matter in dispute as soon as possible and in any event within 20 Business Days after appointment; (iii) the Buyer and the Sellers: (A) must provide the Independent Accountant with all information the Independent Accountant reasonably requires; (B) are entitled to make written submissions to the Independent Accountant; and (C) must provide the other with a copy of all information provided and submissions made to the Independent Accountant. (c) The Independent Accountant is entitled (to the extent they consider it appropriate) to base their opinion on the information provided and submissions made by the Buyer and the Sellers and on the Business Records. The Independent Accountant may seek the advice of another accountant at its discretion. (d) The determination of the Independent Accountant is (in the absence of manifest error) conclusive and binding on the Buyer and Sellers and will be taken to be accepted by the Buyer and the Sellers. (e) The costs of the Independent Accountant must be borne by the Buyer and Sellers equally. 7.8 Deemed acceptance If the Sellers do not give a Dispute Notice within the 10 Business Day period required by clause 7.5 it will be taken to have accepted the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant) and the amount of the Net Working Capital Amount, fees invoiced and Purchase Price included in the Completion Accounts, Purchase Price Accounts or Long Stop Accounts (as relevant).

Corrs Chambers Westgarth 11037419/8 page xxix 8 Trade Receivables and Trade Credits (a) Payment of any Trade Receivables are to the credit of the Buyer and must be paid to the Buyer as soon as reasonably practicable after receipt. (b) Any portion of any Trade Receivable that is outstanding 2 months (or such other period as the parties acting reasonably agreed) after the Completion Date will be: (i) set off against the Net Working Capital Amount paid by the Buyer in accordance with clause 4.4(a); or (ii) added to the Net Working Capital Amount paid by the Sellers in accordance with clause 4.4(b). (c) If the Buyer or the Company pays a Trade Credit and there is no provision for such Trade Credit in the Completion Accounts, then: (i) following such payment the Buyer will provide to the Sellers the Trade Credit and proof of payment; and (ii) the Sellers will, within 10 Business Days of receipt of the Trade Credit and proof of payment, pay to the Buyer the percentage of that total payment made by the Buyer that relates to the period from the commencement of the Trade Credit until the Completion Date. 9 Third party consents If any Contract requires the consent of a third party to the continuation of that Contract as a result of the Buyer acquiring the Shares, and such consent has not been obtained on or prior to Completion: (a) the Sellers will, following Completion and upon request from the Buyer, use all reasonable endeavours to obtain the consent of that third party on terms reasonably acceptable to the Buyer; and (b) the Buyer must provide all assistance and information reasonably required by the Sellers to secure such consents. 10 Employees 10.1 Offer of employment (a) As soon as practicable after the date of this document, but in any event before Completion, the Buyer must offer or procure an offer of employment to each Transferring Employee. (b) Each offer of employment must: (i) be conditional on Completion;

Corrs Chambers Westgarth 11037419/8 page xxx (ii) be for employment on and from the Completion Date in a position substantially similar to the Transferring Employee’s position immediately prior to the Completion Date and on terms and conditions of employment no less favourable on an overall basis than those on which the Transferring Employee is employed immediately prior to the Completion Date; (iii) be expressed to be subject to the Transferring Employee providing in writing to the Company notice of resignation from his or her employment with the Company with effect from the Completion Date; and (iv) provide for continuity of service and recognition of prior continuous service with the Company (including any prior continuous service recognised by the Company) for all employment related purposes. 10.2 Acceptance of offers of employment (a) The Buyer and the Sellers must use all reasonable endeavours to ensure that each Transferring Employee accepts the Buyer’s offer of employment. (b) The Buyer must, from time to time upon request by the Sellers, report to the Sellers which Transferring Employees have accepted employment with the Buyer. 10.3 Obligations with respect to Transferring Employees and other employees of the Sellers (a) From Completion, the Buyer is solely responsible for the Employee Entitlements and the wages and salaries (including bonuses) of the Transferring Employees and assumes liability of the Employee Entitlements as if each entitlement had been accrued by the relevant Transferring Employee while in the Buyer’s employment. (b) The Sellers, Cozart and Simpson are solely responsible for and indemnify the Buyer against all claims, costs and expenses associated with or made in respect of the wages and salaries (excluding bonuses) of the Transferring Employees attributable to the period prior to Completion. (c) The Sellers, Cozart and Simpson retain sole responsibility for, and indemnify the Buyer against, all liabilities and obligations in respect of those employees of the Company that are not Transferring Employees, including all accrued salary and wages (including bonuses), annual leave, long service leave and personal leave entitlements and any severance or termination payment. 10.4 Redundancy and retirement (a) The Sellers, Cozart and Simpson will be solely responsible for all amounts due to the Company’s employees with respect to retirement, redundancy, termination or any like benefit on termination of employment with the Company prior to Completion and the Sellers, Cozart and

Corrs Chambers Westgarth 11037419/8 page xxxi Simpson will indemnify and keep indemnified the Buyer against all such liabilities. (b) If, after Completion, the Buyer terminates or makes redundant any Transferring Employee, the Buyer will be responsible for all amounts due to those Transferring Employees with respect to redundancy, termination or any like benefit on termination of employment and must indemnify and keep indemnified the Sellers against all such liabilities. 11 Non-competition 11.1 Non-compete (a) The Sellers, Cozart and Simpson (in consideration for the Buyer entering into this document) undertake to the Buyer that they will not: (i) engage in a business or activity that is the same as or substantially similar to, or in competition with, the Business or the Buyer; (ii) solicit, canvass, approach, or accept an approach from a person (including for the purpose of recruiting that person or otherwise inducing that person to leave their employment) about engaging in a business or activity that is the same as or substantially similar to, or in competition with, the Business or the Buyer if that person who was, at any time during the 12 months ending on the Completion Date: (A) an agent or employee of the Business or the Buyer; (B) a person occupying a senior management position and is (or is likely to be) in possession of confidential information relating to the Business or the Buyer; (C) a person able to materially influence customer or client relationships of the Business or the Buyer; or (D) a client or a customer of the Business or the Buyer; (iii) interfere with the relationship between either the Company or the Buyer and their clients, customers, employees or suppliers; or (iv) disclose confidential information known about the Company or the Buyer, except that nothing in this clause will restrict the Sellers, Cozart or Simpson from holding or acquiring (either directly or indirectly) the issued ordinary shares in the capital of any body corporate listed on ASX Limited. 11.2 Interpretation For the purposes of clause 11.1, engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved in, whether as a shareholder, unit holder, director, consultant, adviser, contractor,

Corrs Chambers Westgarth 11037419/8 page xxxii principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier. 11.3 Duration of prohibition The undertakings in clause 11.1 begin on the Completion Date and end on the date that is: (a) three years after the Completion Date; (b) two years after the Completion Date; and (c) one year after the Completion Date. 11.4 Geographic application of prohibition The undertakings in clause 11.1 apply if, and only to the extent that the activity prohibited occurs within: (a) Australia; (b) Western Australia, New South Wales and Victoria; (c) Western Australia and New South Wales; and (d) Western Australia. 11.5 Severability The Sellers, Cozart and Simpson acknowledges that each of the prohibitions and restrictions contained in this clause: (a) is to be read and construed and is to have effect as a separate severable and independent prohibition or restriction and will be enforceable accordingly; and (b) confers a benefit on the Buyer which is no more than that which is reasonably and necessarily required by the Buyer for the maintenance and protection of the Business. 11.6 Acknowledgement The Sellers, Cozart and Simpson acknowledge that all the prohibitions and restrictions contained in this clause 11 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Completion Date. 11.7 Injunction The Sellers, Cozart and Simpson acknowledge that monetary damages alone will not be adequate compensation to the Buyer from breach of this clause 11 and that the Buyer is entitled to seek (in addition to any other remedies it may be able to seek but subject to the discretion of the court) an injunction from a court of competent jurisdiction if: (a) any one or more of Boldmark, Topsim, Cozart or Simpson fails to comply with or threatens to fail to comply with any of the provisions of clause 11.1; or

Corrs Chambers Westgarth 11037419/8 page xxxiii (b) the Buyer has reason to believe that any one or more of Boldmark, Topsim, Cozart or Simpson will not comply with clause 11.1. 11.8 Termination (a) This clause 11 will cease to have any force or be in effect on Boldmark or Cozart if there is a Cozart Termination. (b) This clause 11 will cease to have any force or be in effect on Topsim or Simpson if there is a Simpson Termination. 12 Sellers’ Warranties 12.1 Seller’s Warranties The Sellers, Cozart and Simpson represent and warrant to the Buyer that each of the Sellers’ Warranties set out in schedule 1 are true, complete and accurate as at the date of this document and as at the Completion Date. 12.2 Reliance Each of the Sellers’ Warranties is to be treated as a separate representation and warranty and the interpretation of any statement made must not be restricted by reference to, or inference from any other statement or provision of this document. 12.3 Inducement The Seller, Cozart and Simpson acknowledges that they have given the Sellers’ Warranties to the Buyer with the intention of inducing the Buyer to enter into this document with the Sellers, Cozart and Simpson and that the Buyer has enter into this document on the basis of, and in reliance on, the Sellers’ Warranties. 12.4 Ability to claim The Buyer may not bring a Claim for any breach of a Sellers’ Warranty (other than a Tax Warranty) to the extent that: (a) the relevant fact, matter or circumstance was fully and fairly disclosed in the Disclosures or was within the actual knowledge of the Buyer; or (b) provision has been made for that fact, matter or circumstance in the Accounts. 12.5 Limitation on claims Any Claim made by the Buyer in respect of a Sellers’ Warranty is subject to and limited as follows: (a) the Buyer must give written notice to the Sellers of the general nature of the Claim within 18 months after the Completion Date; (b) in the case of a single Claim, or a series of related Claims, where the amount claimed exceeds $10,000;

Corrs Chambers Westgarth 11037419/8 page xxxiv (c) the Sellers will only be liable for any Claim if its liability for all Claims not excluded by the limitation in clause 12.5(b) would exceed in aggregate $20,000; and (d) the maximum aggregate amount which the Buyer may recover from the Sellers in respect of all claims is the Purchase Price, except that the Sellers’ maximum liability to the Buyer for all Claims under the Tax Indemnity and for breaches of a Tax Warranty are unlimited. 12.6 Disclosures (a) In the period from the date of this document until Completion: (i) the Sellers must, as soon as reasonably practicable, disclose to the Buyer; and (ii) the Buyer must as soon as reasonably practicable disclose to the Sellers, in writing any fact, matter or circumstance of which the Sellers or the Buyer become aware and which in its opinion would result or would be likely to result in any Sellers’ Warranty not being true, complete or accurate. The Sellers must use all reasonable endeavours to remedy (if capable of remedy) the relevant fact, matter or circumstance before Completion. If remedied, the Buyer has no claim in respect of the fact, matter or circumstance. (b) If any fact, matter or circumstance is disclosed under clause 12.6(a) and is not remedied before Completion, then, if Completion occurs, the Buyer will be entitled to claim damages in accordance with this clause 12 but no right to damages will arise if Completion does not occur. 12.7 Disclaimer Nothing in this clause 12 applies in relation to any fraudulent misrepresentation made by the Sellers before the date of this document. 12.8 Payment of Claims All sums payable by the Sellers to the Buyer under this document in respect of a Claim for breach of a Tax Warranty, under the Tax Indemnity or in relation to any Tax Claim or Tax Proceedings referred to in clause 17 must be paid by the later of: (a) 5 Business Days preceding the due date (or any extended date for payment permitted by the relevant Governmental Agency) for payment of the Tax Liability to which the Claim relates; or (b) the day that is 5 Business Days after notice of the Claim is provided to the Sellers. 12.9 Tax effect If any payment by the Sellers to the Buyer under the Tax Indemnity or otherwise under this document, including the payment of an additional amount under this clause 12.9, would require the Buyer to pay Tax (for the avoidance

Corrs Chambers Westgarth 11037419/8 page xxxv of doubt, including any amount calculated under Parts 3-1 to 3-3 of the Tax Act) on, or as a result of, the amount received by the Buyer, the Sellers must pay on demand to the Buyer an additional amount (which amount will not be subject to the limitations in clause 12.5) calculated as follows: AA =       T)(1 P - P where: AA means the additional amount to be paid; P means the amount payable by the Sellers disregarding this clause; and T means the general corporate tax rate (as defined in the Tax Act), expressed as a decimal. 13 Indemnities 13.1 Sellers’, Cozart and Simpson indemnity Subject to clause 12.5, the Sellers, Cozart and Simpson indemnify the Buyer as a continuing indemnity against any liability or loss suffered or incurred by the Buyer (and any associated costs, charges or expenses) as a result of any breach of this document by the Sellers, Cozart and Simpson or any Sellers’ Warranty. 13.2 Buyer indemnity The Buyer will indemnify the Sellers as a continuing indemnity against any liability or loss suffered or incurred by the Sellers (and any associated costs, charges or expenses) as a result of any breach of this document by the Buyer or any Buyer’s Warranty. 14 Buyer’s Warranties 14.1 Buyer’s Warranties The Buyer represents and warrants to the Sellers as at the date of this document and as at Completion that: (a) it has full power and authority to enter into this document and has taken all necessary action to authorise the execution, delivery and performance of this document in accordance with its terms; (b) this document constitutes a legally valid and binding obligation of the Buyer enforceable in accordance with its terms; (c) the execution, delivery and performance of this document by the Buyer will not violate any provision of: (i) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or relevant jurisdiction in which it is incorporated;

Corrs Chambers Westgarth 11037419/8 page xxxvi (ii) the constitution of the Buyer or equivalent constituent documents; or (iii) any Encumbrance or other document which is binding on the Buyer; (d) no order has been made, or application filed, or resolution passed or a notice of intention given to pass a resolution for the winding up of the Buyer and there are no circumstances justifying commencement of any such action; (e) no petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer and, so far as the Buyer is aware, there are no circumstances justifying such a petition or other process; (f) no receiver, receiver and manager, liquidator, administrator, controller, trustee or similar official has been appointed over all or any part of the assets or undertaking of the Buyer and, so far as the Buyer is aware, there are no circumstances justifying such an appointment; (g) the Buyer has not entered into or taken steps or proposed to enter into any arrangement or composition or compromise with all or a class of its creditors; (h) the Buyer has not: (i) gone, and is not proposed to go, into liquidation; (ii) passed a winding-up resolution or commenced steps for winding- up or dissolution; or (iii) received a notice of deregistration under section 601AB of the Corporations Act or any communication from ASIC that might lead to such notice, nor has it applied for deregistration under section 601AA of the Corporations Act; (i) no writ of execution has issued against the Buyer or any of its assets and, so far as the Buyer is aware, there are no circumstances justifying such a writ; and (j) the Buyer is able to pay its debts as and when they fall due. The Buyer is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stope or suspend, payment of all or a class of its debts. 14.2 Reliance Each of the statements in clause 14.1 is to be treated as a separate representation and warranty and the interpretation of any statement made must not be restricted by reference to or inference from any other statement.

Corrs Chambers Westgarth 11037419/8 page xxxvii 15 Action after Completion 15.1 Business Records The Buyer must ensure that the Company does not dispose of or destroy any of the Business Records within the period of 7 years following the Completion Date, unless it has given the Sellers not less than one month’s written notice of its intention to do so, and the Sellers have not notified the Buyer within one month of receipt of that notice that it wishes to retain the Business Records the subject of the notice. 15.2 Continuing co-operation (a) The Sellers and the Buyer acknowledge and agree that both parties must co-operate with each other in good faith following Completion to facilitate an orderly and thorough transition from the Sellers to the Buyer carrying on the Business; (b) Other than to identify personally the credentials and/or career history of the Sellers and each of Cozart or Simpson, after Completion neither the Sellers, Cozart nor Simpson may use, or authorise the use of: (i) any company or entity name, business name or trade name incorporating or resembling the “Park Brown” name or likely to be mistaken for the “Park Brown” name or confused with it; or (ii) any logo, symbol or trade mark which is substantially identical with or deceptively similar to the Trade Marks. 16 Tax Indemnity (a) The Sellers, Cozart and Simpson indemnify and keep indemnified the Indemnified Entities against: (i) all Liabilities for Tax which an Indemnified Entity may suffer, incur or be liable for as a result of or arising out of (and whether directly or indirectly) any Tax matter which is not provided for (to like manner and extent) in the Accounts and which has arisen before the Completion Date or arises after the Completion Date in respect of any period (or part thereof) before the Completion Date; (ii) all Liabilities for Tax which an Indemnified Entity suffers, incurs or is liable for, by reason of any matter or thing being other than as represented or warranted in the Warranties; and (iii) all costs and expenses incurred or payable by an Indemnified Entity in connection with any Liability for Tax referred to in this clause 16, including all legal proceedings relating thereto, any audit or investigation made by a Governmental Agency in relation to Tax, and the settlement of, and steps taken to mitigate or resolve any process which could lead to, a Liability for Tax, whether or not it transpires that it does.

Corrs Chambers Westgarth 11037419/8 page xxxviii (b) Subject to clause 17(b), the Sellers, Cozart and Simpson are not liable for any Claim under the Tax Indemnity to the extent that the Claim is made after the expiry of three months after the expiration of the statutory period within which the relevant Governmental Agency may seek to recover the Tax to which the Claim relates. (c) The Sellers, Cozart and Simpson will pay any amount to the Buyer under this clause 16 in accordance with clause 12.8. 17 Tax Claims (a) If the Buyer or the Company receive any written communication or notice from any Governmental Agency, including a communication or notification of any enquiry (including any request for information, notice to produce documents, audit, review or request for a meeting) (Tax Claim) in relation to the Company which may directly or indirectly lead to a circumstance as a result of which the Buyer would, or would be likely, to bring a Claim for a breach of a Tax Warranty or under the Tax Indemnity, then the Buyer must promptly notify the Sellers in writing and provide the Sellers with all information relevant to the Tax Claim. (b) If the Tax Claim referred to in clause 17(a) is received by the Buyer or the Company within the time period referred to in clause 16(b), then the limitation in that clause 16(b) will not apply to the Tax Claim and the Tax Claim will be governed by this clause 17. (c) Subject to the Tax Claim not being a Joint Tax Claim, the Sellers will be the Controlling Party in relation to the relevant Tax Claim and, to the extent the Sellers consider appropriate, will conduct, defend and settle any Tax Claim against the Company and the Buyer (Tax Proceedings) and the Buyer will, or will procure that the Company, provides all reasonable co-operation in relation to the conduct, defence or settlement of any such Tax Claim or Tax Proceedings. As Controlling Party the Sellers must in relation to the Tax Claim or Tax Proceedings: (i) act in good faith at all times; (ii) liaise with the Buyer in relation to the Tax Claim or Tax Proceedings; (iii) make available to the Buyer as soon as possible, but in any event within 5 Business Days of receipt by the Sellers, a copy of any notice, correspondence or other document relating to the Tax Claim or Tax Proceedings; (iv) not take any action which it is objectively unreasonable to take in all the circumstances; (v) bear all costs in relation to the conduct, defence or settlement of the Tax Claim or Tax Proceedings (including the costs of the Buyer in providing any co-operation);

Corrs Chambers Westgarth 11037419/8 page xxxix (vi) pay to the Buyer or the Company so much of any Tax as is required by the relevant Governmental Agency to be paid in relation to the conduct, defence or settlement of any such Tax Claim or Tax Proceedings (such payment being made in accordance with clause 12.8); and (vii) provide the Buyer with an indemnity in a form agreed to by the Buyer (such agreement not being unreasonably withheld or delayed) against all Loss which may result from any action taken at the request of the Sellers by the Buyer or the Company or in connection with the conduct of the Tax Claim or Tax Proceedings. (d) If a Tax Claim is a Joint Tax Claim, then the following principles will apply: (i) The Sellers and the Buyer acting reasonably must agree that either the Sellers and the Buyer will jointly control the conduct, defence or settlement of the Joint Tax Claim, or that one party will be the Controlling Party. (ii) Where the Sellers and the Buyer are in joint control of the conduct, defence or settlement of the Joint Tax Claim then the Sellers and the Buyer must agree to the appropriate manner in which to conduct, defend or settle the Joint Tax Claim and no other action may be taken without such agreement. The agreement of the Sellers and the Buyer must not be unreasonably withheld or delayed. (iii) Where one party is the Controlling Party in respect of the Joint Tax Claim, the other party must provide all reasonable co-operation in relation to the conduct, defence or settlement of the Joint Tax Claim. (iv) If: (A) the agreement required by clause 17(d)(i) cannot be reached between the Sellers and the Buyer within a reasonable time, the Sellers and the Buyer will jointly control the conduct, defence or settlement of the Joint Tax Claim; (B) the agreement required by clause 17(d)(ii) cannot be reached between the Sellers and the Buyer within a reasonable time, the matter in dispute is to be determined by a Tax Reviewer. In so acting, the Tax Reviewer will act as an expert and not as an arbitrator, and his or her decision will be final and binding on the parties with the relevant conduct, defence or settlement of the Joint Tax Claim being conducted accordingly. The Sellers and the Buyer will each pay one half of the Tax Reviewer’s costs and expenses in respect of any such reference. (v) The Controlling Party must, in relation to the conduct, defence or settlement of the Joint Tax Claim:

Corrs Chambers Westgarth 11037419/8 page xl (A) act in good faith at all times; (B) liaise with the other party (being the Sellers or the Buyer as the case may be) in relation to the conduct, defence or settlement of the Joint Tax Claim; (C) make available to the other party as soon as possible, but in any event within 5 Business Days of receipt by the Controlling Party, a copy of any notice, correspondence or other document relating to the conduct, defence or settlement of the Joint Tax Claim; (D) not take any action which it is objectively unreasonable to take in all the circumstances; and (E) commence, pursue and conduct the defence or settlement of the Joint Tax Claim with all due skill, care and attention and without regard to the quantum of liability (if any) that each party would bear if the Joint Tax Claim was ultimately not successful. (vi) The Sellers must pay to the Buyer or the Company so much of any Tax as is required by the relevant Governmental Agency to be paid in relation to the conduct, defence or settlement of any such Joint Tax Claim (such payment being made in accordance with clause 12.8); and (vii) Where the Sellers are the Controlling Party in relation to the Joint Tax Claim, they must provide the Buyer with an indemnity in a form agreed to by the Buyer (such agreement not being unreasonably withheld or delayed) against all Loss which may result from any action taken at the request of the Sellers by the Buyer or the Company or in connection with the conduct of the Joint Tax Claim. 18 Tax Records 18.1 Retention of Tax Records (a) The Buyer agrees that after Completion it will hold for safe keeping and store any Company Tax Records that relate to a period before Completion (or part thereof): (i) for the period required under Tax Law; and (ii) otherwise in conformity with the Buyer’s usual records retention policy. (b) The Sellers agree that after Completion they will hold for safe keeping and store any Sellers’ Tax Records: (i) for the period required under the Tax Law; and (ii) otherwise in conformity with the Sellers’ usual records retention policy.

Corrs Chambers Westgarth 11037419/8 page xli 18.2 Access to Tax Records From Completion: (a) the Buyer will be entitled at the Buyer’s cost to have access at all reasonable times to the Sellers’ Tax Records to the extent that such access is reasonably necessary to: (i) support the Tax position of the Company; or (ii) in respect of a Joint Tax Claim in respect of which the Buyer is the Controlling Party or is in joint control with the Sellers as contemplated in clause 17. The Sellers will provide such access to the Sellers’ Tax Records within a reasonable time of the Buyer making its request for access and will otherwise provide such reasonable assistance as the Buyer requires in respect of such access. However, the Buyer is not entitled to access to any such records that the Sellers believe (acting reasonably) may prejudice or adversely affect any Claim the Sellers may have against the Buyer or which are the subject of client legal privilege or similar administrative concession and in circumstances where the granting of access may waive that privilege or concession; and (b) the Sellers will be entitled at the Sellers’ cost to have access at all reasonable times to the pre-Completion Company Tax Records to the extent that they relate to: (i) any Tax Return to be prepared by the Sellers; or (ii) the conduct of any Tax Claim or Joint Tax Claim in respect of which the Sellers are the Controlling Party or the Sellers are in joint control with the Buyer as contemplated in clause 17. The Buyer will provide such access to the Company Tax Records within a reasonable time of the Sellers making a request for access and will otherwise provide such reasonable assistance as the Sellers require in respect of such access. However, the Sellers are not entitled to access to any records which the Buyer believes (acting reasonably) are the subject of client legal privilege or similar administrative concession and in circumstances where the granting of access may waive that privilege or concession. 19 Tax Returns 19.1 Responsibility for Tax Returns The Buyer must, at its cost, prepare, or procure the preparation of, any income Tax Return for the Company in a form materially similar to the Company’s previously submitted income Tax Returns due after Completion including, for the avoidance of doubt, any income Tax Return that relates to a Tax period commencing before the Completion Date and ending after the Completion Date.

Corrs Chambers Westgarth 11037419/8 page xlii 19.2 Co-operation regarding Tax Returns The Sellers must provide all reasonable co-operation and assistance requested by the Buyer in relation to the preparation of any income Tax Return under clause 19.1 that relates to a Tax period (or part thereof) before the Completion Date. 20 GST 20.1 Definitions In this clause: (a) expressions which are not defined, but which have a defined meaning in the GST Law, have the same meaning; and (b) references to GST payable or an input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member. 20.2 Consideration is exclusive of GST Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under or in accordance with this document are exclusive of GST. 20.3 Recipient to pay an additional amount If GST is imposed on any supply made under or in accordance with this document, the recipient of the taxable supply must pay to the supplier an additional amount equal to the GST payable on or for the taxable supply, 20.4 Timing of GST payment Subject to clause 20.5, the recipient must pay the additional amount referred to in clause 20.3 at the same time as payment for the taxable supply is required to be made under or in accordance with this document. 20.5 Tax Invoice The supplier must deliver a Tax Invoice or an adjustment note to the recipient at or before the time of the payment under or in accordance with this document before the supplier is entitled to payment of an additional amount under clause 20.3. The recipient can withhold payment of the amount until the supplier provides a Tax Invoice or an adjustment note, as appropriate. 20.6 Reimbursement If this document requires a party to pay for, reimburse or contribute to any expense, loss or outgoing (reimbursable expense) suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the amount of the reimbursable expense net of input tax credits (if any) to which the other party is entitled in respect of the reimbursable expense plus any GST payable by the other party.

Corrs Chambers Westgarth 11037419/8 page xliii 20.7 Adjustment events If at any time an adjustment event arises in respect of any supply made by a party under this document, a corresponding adjustment must be made between the parties in respect of any amount paid to the supplier by the recipient pursuant to clause 20.3 and payments to give effect to the adjustment must be made and the supplier must issue an adjustment note. 21 Costs and Stamp Duty 21.1 Legal costs Each party must bear its own legal and other costs and expenses in connection with the preparation, execution and completion of this document and of other related documentation, except for Stamp Duty. 21.2 Stamp Duty The Buyer as between the parties is liable for and must pay all Stamp Duty on or relating to this document. 22 Notices 22.1 General A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender. 22.2 How to give a communication In addition to any other lawful means, a communication may be given by being: (a) personally delivered; (b) left at the party’s current delivery address for notices; (c) sent to the party’s current postal address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; (d) sent by fax to the party’s current fax number for notices; or (e) emailed to the email address last notified by the addressee.

Corrs Chambers Westgarth 11037419/8 page xliv 22.3 Particulars for delivery of notices (a) The particulars for delivery of notices are initially: Buyer: Delivery address: Level 25 Angel Place, 123 Pitt Street, Sydney, NSW, 2000 Postal address: Same as delivery address Fax: +61 2 9921 3118 Email: pwindle@ctnet.com Attention: Peter Windle with a copy to: Delivery address: 28601 Chagrin Blvd, Suite 600, Cleveland, OH 44122, United States of America Postal address: Same as delivery address Fax: 216-682-3202 Email: wkeneally@ctnet.com Attention: William J. Keneally Boldmark: Delivery address: C/- William Buck, 15 Labouchere Road (Corner Mill Point Road), South Perth, WA 6151 Postal address: Same as delivery address Email: dc@parkbrown.com.au Attention: Debra Cozart Debra Cozart: Delivery address: 36 Windarra Drive, City Beach, WA 6015 Postal address: Same as delivery address Email: dc@parkbrown.com.au Attention: Debra Cozart Topsim: Delivery address: C/- Elphick O’Sullivan, 61 Hampden Road, Nedlands, WA 6009 Postal address: Same as delivery address Email: cs@parkbrown.com.au Attention: Colin Simpson

Corrs Chambers Westgarth 11037419/8 page xlv Colin Simpson: Delivery address: 44 Lupin Hill Grove, Nedlands, WA 6009 Postal address: Same as delivery address Email: cs@parkbrown.com.au Attention: Colin Simpson (b) Each party may change its particulars for delivery of notices by notice to each other party. 22.4 Communications by post Subject to clause 22.7, a communication is given if posted: (a) within Australia to an Australian postal address, 3 Business Days after posting; or (b) outside of Australia to an Australian postal address or within Australia to an address outside of Australia,10 Business Days after posting. 22.5 Communications by fax Subject to clause 22.7, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report. 22.6 Communications by email Subject to clause 22.7, if a communication is emailed, a delivery confirmation report received by the sender, which records the time that the email was delivered to the addressee’s last notified email address is prima facie evidence of its receipt by the addressee, unless the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered to the addressee. 22.7 After hours communications If a communication is given: (a) after 5.00 pm in the place of receipt; or (b) on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place. 22.8 Process service Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 22 or in accordance with any applicable law.

Corrs Chambers Westgarth 11037419/8 page xlvi 22.9 Change of address Any party may change its address for receipt of Notices at any time by giving written notice of such change to each other party. 23 Trustee Provisions 23.1 Boldmark (a) Boldmark enters into this document personally and in its capacity as trustee of the Boldmark Trust. (b) Boldmark must cause any successor and any person who becomes a trustee of the Boldmark Trust jointly with Boldmark to execute all documents reasonably required by the Buyer to ensure that this document is binding on them. (c) Except with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) for a period of 3 years after Completion Boldmark must: (i) ensure that the Boldmark Trust Deed is not varied, terminated or revoked; (ii) not retire as trustee of the Boldmark Trust or appoint any new or additional trustee; (iii) not default in its duties as trustee of the Boldmark Trust; (iv) not exercise any power to appoint new beneficiaries or class of beneficiaries; and (v) not do anything which effects or facilitates the resettlement of the Boldmark Trust funds. 23.2 Topsim (a) Topsim enters into this document personally and in its capacity as trustee of the Topsim Trust. (b) Topsim must cause any successor and any person who becomes a trustee of the Topsim Trust jointly with Topsim to execute all documents reasonably required by the Buyer to ensure that this document is binding on them. (c) Except with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) for a period of 3 years after Completion Topsim must: (i) ensure that the Topsim Trust Deed is not varied, terminated or revoked; (ii) not retire as trustee of the Topsim Trust or appoint any new or additional trustee; (iii) not default in its duties as trustee of the Topsim Trust;

Corrs Chambers Westgarth 11037419/8 page xlvii (iv) not exercise any power to appoint new beneficiaries or class of beneficiaries; and (v) not do anything which effects or facilitates the resettlement of the Topsim Trust funds. 24 Confidentiality 24.1 Definitions In this clause 23: Confidential Information means all information, in whatever form, relating to: (a) this document; (b) the negotiations relating to this document; and (c) any expert determination initiated under this document, other than information that: (d) at the date of this document, was generally and publicly available, or subsequently becomes so available other than by breach of any duty or obligation; (e) at the time it was disclosed to a party, was in the possession of that party lawfully and without breach of any duty or obligation; or (f) has been disclosed to a party and was not generally and publicly available at that date of disclosure, but subsequently, through no act or omission of that party (or any person to whom it disclosed that information), becomes available from another source and is not subject to any duty or obligation as to confidence. 24.2 Confidentiality obligation Subject to clause 24.3, each party must treat as confidential, and keep confidential, any Confidential Information provided to it by, or on behalf of, any other party and must: (a) not copy, duplicate or otherwise reproduce any documents containing Confidential Information, without the prior consent of the other party, except as is necessary in fulfilling its obligations under this document; (b) use its best endeavours to protect the confidentiality of the Confidential Information; and (c) comply with all reasonable instructions given to it from time to time by the other party regarding the protection of that other party’s Confidential Information.

Corrs Chambers Westgarth 11037419/8 page xlviii 24.3 Permitted disclosures No party may disclose Confidential Information provided to it by any other party other than: (a) subject to clause 24.4, to its directors, officers, employees (on a need to know basis), legal advisers, financial advisers, auditors, financiers and to the legal advisers of its financial advisers or financiers; (b) subject to clause 24.4, pursuant to any press release or other announcement made on or about the date of this document or Completion by the Buyer or the Sellers or any Affiliate of either of them (in each case, provided that the form and content of that release or other announcement is agreed in writing by the Buyer and the Sellers, such consent not to be unreasonably withheld or delayed); and (c) to the extent: (i) required by: (A) Law; (B) the rules of any stock exchange; or (C) any applicable accounting standards; or (ii) ordered by any court, having, to the extent practicable, consulted with the other party with a view to agreeing the form, content, timing and manner of disclosure, and to the maximum extent possible claimed any rights of confidentiality that it might be afforded under such laws, rules, standards or court orders. 24.4 Disclosure to other persons If a party discloses Confidential Information it must use reasonable endeavours to ensure that no person to whom it disclosed that Confidentiality Information discloses it to any other person. 24.5 Destruction or return of Confidential Information Each party must destroy or return all Confidential Information disclosed to it by any other party (including any Confidential Information which it disclosed to any other person) if required to do so by the other party. 24.6 Survival To the extent permitted by law, this clause 23 survives for a period of 5 years after the end of this document or such other period as may be necessary to comply with law. 25 General 25.1 Amendment This document may only be varied or replaced by a document executed by the parties.

Corrs Chambers Westgarth 11037419/8 page xlix 25.2 Waiver and exercise of rights (a) A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right. (b) A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right. (c) A right relating to this document may only be waived in writing signed by the party or parties waiving the right. 25.3 Assignment (a) The Sellers may not assign any right under this document without the prior written consent of the Buyer. (b) Any purported dealing in breach of this clause is of no effect. 25.4 Consents Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so. 25.5 Further assurances Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary for the purposes of or to give effect to this document and the transactions contemplated by it (including the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise. 25.6 Rights cumulative Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party. 25.7 Continuing obligations All rights and obligations of a party which have not been exercised or performed at Completion are not extinguished or affected by Completion, unless those rights or obligations are specifically waived or released in writing by a document signed by all parties. 25.8 Counterparts This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document. 25.9 Governing law and jurisdiction (a) This document and the transactions contemplated by this document are governed by and are to be construed in accordance with the laws applicable in New South Wales.

Corrs Chambers Westgarth 11037419/8 page l (b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts. 25.10 Entire agreement (a) This document and clause 10 of the Letter of Intent constitute the entire agreement between the parties as to the subject matter of this document. (b) All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document are of no effect. No party is liable to any other party in respect of those matters. (c) No oral explanation or information provided by any party to another: (i) affects the meaning or interpretation of this document; or (ii) constitutes any collateral agreement, warranty or understanding between any of the parties. 25.11 Construction Unless expressed to the contrary, in this document: (a) words in the singular include the plural and vice versa; (b) any gender includes the other genders; (c) if a word or phrase is defined, its other grammatical forms have corresponding meanings; (d) includes means includes without limitation; (e) no rule of construction will apply to the disadvantage of a party because that party drafted, put forward or would benefit from any term; (f) a reference to: (i) a person includes a partnership, joint venture, unincorporated association, corporation, entity and a Governmental Agency; (ii) a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation; (iii) any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced; (iv) a right includes a benefit, remedy, discretion or power; (v) time is to local time in Sydney; (vi) $ or dollars is a reference to Australian currency; (vii) writing includes:

Corrs Chambers Westgarth 11037419/8 page li (A) any mode of representing or reproducing words in tangible and permanently visible form, including fax transmission; and (B) words created or stored in any electronic medium and retrievable in perceivable form. (viii) this document includes all schedules and annexures to it; and (ix) a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document; and (g) if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day. 25.12 Headings Headings do not affect the interpretation of this document. 25.13 PPSA Unless expressed to the contrary, a reference to a term which is defined in the PPSA has the meaning it has in the PPSA.

Corrs Chambers Westgarth 11037419/8 page lii Schedule 1 Sellers’ Warranties 1 Authority (a) The Sellers and each of Cozart and Simpson have full power and authority to enter into this document and have taken all necessary action to authorise the execution, delivery and performance of this document in accordance with its terms. (b) All necessary action has been taken by the relevant Seller to authorise the execution and performance of this document under the Boldmark Trust Deed and the Topsim Trust Deed and the constitutions of the Sellers. (c) This document constitutes a legally valid and binding obligation of the Sellers and each of Cozart and Simpson enforceable in accordance with its terms. (d) The execution, delivery and performance of this document by the Sellers and each of Cozart and Simpson will not violate any provision of: (i) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or relevant jurisdiction in which it is incorporated; (ii) the constitution of the Sellers or the Company or equivalent constituent documents (including the Boldmark Trust Deed, the Topsim Trust Deed); and (iii) any Encumbrance or other document which is binding on the Sellers and each of Cozart and Simpson and does not and will not result in the creation or imposition of any Encumbrance or restriction of any nature over any of its assets or the acceleration of the date of payment of any obligation existing under any Encumbrance or other document which is binding on the Sellers and each of Cozart and Simpson. (e) No person is entitled to recover from the Sellers and each of Cozart and Simpson or the Company any brokerage, fee or commission in relation to this document or any transaction contemplated by it. (f) Boldmark and Cozart warrant that: (i) Boldmark is the sole trustee of the Boldmark Trust and no action has been taken to remove or replace it; (ii) the Boldmark Trust has not been terminated and there is no action pending to terminate it; (iii) Boldmark is not in default under the Boldmark Trust Deed;

Corrs Chambers Westgarth 11037419/8 page liii (iv) no vesting date for the Boldmark Trust has occurred; (v) Boldmark has the right to be indemnified out of the assets of the Boldmark Trust in respect of all of its obligations and liabilities incurred under this document; and (vi) this document is executed and all transactions relating to this document are or will be entered into as part of the due and proper administration of the Boldmark Trust and are or will be for the benefit of the beneficiaries. (g) Topsim and Simpson warrant that: (i) Topsim is the sole trustee of the Topsim Trust and no action has been taken to remove or replace it; (ii) The Topsim Trust has not been terminated and there is no action pending to terminate it; (iii) Topsim is not in default under the Topsim Trust Deed; (iv) no vesting date for the Topsim Trust has occurred; (v) Topsim has the right to be indemnified out of the assets of the Topsim Trust in respect of all of its obligations and liabilities incurred under this document; and (vi) this document is executed and all transactions relating to this document are or will be entered into as part of the due and proper administration of the Topsim Trust and are or will be for the benefit of the beneficiaries. 2 Share capital and corporate structure (a) The Sellers are the legal and beneficial owner of all of the Shares which: (i) constitute all the issued share capital of the Company; (ii) are and will, on Completion, be free of all Encumbrances and other third party interests or rights; and (iii) are fully paid without any money owing in respect of them. (b) There are no options, agreements, or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of the Shares or any other share or security (debt or equity) of the Company. (c) The Company: (i) has full power to own the Assets and the Business and to carry on the Business as it is currently conducted; (ii) is not registered and is not required to be registered in any place outside its place of incorporation;

Corrs Chambers Westgarth 11037419/8 page liv (iii) does not carry on business in any place other than Australia; (iv) does not have any Related Bodies Corporate (as that term is defined in the Corporations Act); (v) does not have any permanent establishment (as that expression is defined in any relevant taxation agreement to which Australia is a party) outside Australia; and (vi) is duly incorporated under the laws of Western Australia. (d) The Company is not: (i) a member of any joint venture, partnership or unincorporated association (including a recognised trade association); or (ii) the holder of shares or other securities in any body corporate (wherever incorporated). (e) The Sellers have supplied accurate and current copies of the constitution of the Company to the Buyer and conducted its business affairs in accordance with the constitution. (f) The Company has and will have no costs, expenses or liabilities associated with the entity “Park Brown International Group Limited” (including in connection with striking off that entity from the UK Company House’s register or that entity’s dissolution), a company incorporated in the United Kingdom in which the Company owns securities. 3 Solvency (a) No order has been made, or application filed, or resolution passed or a notice of intention given to pass a resolution for the winding up of the Sellers or the Company and there are no circumstances justifying commencement of any such action. (b) No notice under sections 601AA or 601AB of the Corporations Act has been received by the Sellers or the Company. (c) No receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of the Sellers or the Company nor have the Sellers or the Company entered into any arrangement or composition or compromise with all or any class of its creditors. (d) Each of the Sellers, Cozart, Simpson and the Company are able to pay their debts as and when they fall due. 4 Accuracy of information (a) All information and documents provided by or on behalf of the Sellers and each of Cozart and Simpson to the Buyer or its advisors are

Corrs Chambers Westgarth 11037419/8 page lv accurate and complete and not misleading whether by inclusion or omission. (b) The information in the annexures and schedules is accurate and complete and not misleading whether by inclusion or omission. (c) The Sellers and each of Cozart and Simpson have disclosed in writing all material information that a prospective buyer of the Shares (having regard to the nature of the Business and the Assets) would reasonably require for the purpose of making a decision whether to acquire the Business, Assets and Liabilities. (d) All information which would be material to a buyer of the Shares (having regard to the nature of the Business and the Assets) has been fully and specifically disclosed in writing to the Buyer, and all matters which are necessary to qualify the statements set out in this schedule in order for such statements, when so qualified to be fair, true, complete, accurate and not misleading in any respect have been fully and accurately disclosed in writing. 5 Accounts (a) The Accounts: (i) comply with the Accounting Standards and otherwise have been made out in accordance with Part 2M.3 of the Corporations Act; (ii) give a true and fair view of the financial performance of the Company for the year ended on the Accounts Date; (iii) give a true and fair view of the financial position of the Company, Assets and Liabilities as at the Accounts Date; (iv) have been prepared in a manner which is consistent with the standards, requirements and practices consistently applied by the Company; (v) are true and complete and not misleading in any particular; and (vi) are not affected by any unusual or non-recurring item. (b) The accounting records on which the Accounts were prepared: (i) correctly record and explain the transactions and financial position of the Company; (ii) have been kept so that the Accounts can be conveniently and properly audited or reviewed in accordance with the Corporations Act; and (iii) are in the possession or control of the Company. (c) Except to the extent of any provision for doubtful debts in the Accounts, all debts owing to and amounts due to the Company are collectable

Corrs Chambers Westgarth 11037419/8 page lvi within 3 months for their full amounts and are not subject to any counterclaim or set off. (d) The Company will not at Completion owe to, or be owed by, the Sellers or each of Cozart and Simpson (or the Associates of the Sellers) any money. 6 Position since Accounts Date (a) No circumstance has arisen, nor has any information become available since the Accounts Date which: (i) if the circumstance or information had arisen or become available when the Accounts were made out, would have affected the determination of an amount or particular in the Accounts; or (ii) has materially affected, or may materially affect the operations of the Company, the results of those operations or the state of affairs of the Company in financial years after the financial year ended on the Accounts Date. (b) Since the Accounts Date: (i) the Business has been carried on in the course of its ordinary business and in a proper and efficient manner; (ii) there has been no Material Adverse Effect in the financial or trading position or in the prospects of the Company; (iii) the Company has not entered into any commitment or arrangement other than those which a business of its kind would usually enter into in the course of its ordinary business; (iv) the Company has not engaged any new employee or changed the terms of employment (including remuneration) of any of the Transferring Employees engaged in the Business as at the Accounts Date; and (v) except for the transactions contemplated by this document, the Company has used its best endeavours to ensure that the business organisation of the Business has been maintained intact and preserved the goodwill of its suppliers, employees, customers and others having commercial relations with the Business. (c) The Trade Receivables (as set out in schedule Error! Reference source not found.) is a complete list of the Company’s receivables. 7 Assets (a) The Assets: (i) are legally and beneficially owned by the Company;

Corrs Chambers Westgarth 11037419/8 page lvii (ii) are fully paid for; (iii) are in the possession of the Company; and (iv) together with the Property comprise all the assets used in the Business and necessary for the conduct of the Business. (b) The use of the Assets (and the Assets themselves) do not contravene any laws or other requirement binding on the Company. (c) All security interests of the Company that are capable of registration under the PPSA by the Company as the secured party have been registered by the Company on the PPSA Register. 8 Intellectual Property (a) The Company: (i) is the legal and beneficial owner of all of the Company’s IP; (ii) has the right to assign to the Buyer all of the Company’s IP; and (iii) has the lawful right to use the Company’s IP. (b) The Company’s IP is free from all Encumbrances. (c) Neither the Sellers nor the Company has granted any rights in the Company’s IP to third parties. (d) The Company is the registered holder of the Business Names and the Domain Names. (e) Neither the Sellers nor the Company have entered into any agreements and licences under which the Sellers or the Company has the right to use any third party Intellectual Property Rights. (f) Neither the Sellers nor the Company have entered into any agreement or understanding which restricts the disclosure or use by the Company of any of the Company’s IP. (g) There are no rights of any third party which may prejudice the validity or enforceability of any of the Company’s IP. (h) No Claim is pending or threatened which involves any of the Intellectual Property Rights and the Sellers and each of Cozart and Simpson have no knowledge of any basis for any such Claim. 9 Property (a) The Property is the only property owned, used or occupied by the Company. (b) The Company has performed all covenants, conditions, agreements, statutory requirements, by-laws, orders and regulations which is binding

Corrs Chambers Westgarth 11037419/8 page lviii on it and affecting the Property and the use of the Property by the Company does not contravene the same. 10 Contracts (a) Each Contract, agreement, arrangement or understanding which is binding on the Company or to which it adheres has been disclosed in writing to the Buyer. (b) No Contract: (i) has been entered into other than in the ordinary course of business; (ii) requires the payment of a consideration in excess of $10,000 for any one item or series of interrelated or connected items relevant to the Business in any one year or the aggregate payment over the life of the contract of more than $20,000; (iii) cannot be terminated without penalty on 3 months notice or less; or (iv) restricts or in any way inhibits the Company freedom to engage in any business activity or enterprise. (c) Not used. (d) Neither the Company nor (to the knowledge of the Sellers and each of Cozart and Simpson, having made reasonable enquiries) any other party to a particular Contract is not in breach of that Contract nor would it be in breach, but for the requirements of notice or lapse of time. (e) The Company has not received any notice which may affect any rights of it in respect of any Contract. (f) None of the Contracts are void, voidable, illegal or unenforceable, in whole or in part. (g) Each Contract has been entered into on a commercially sound basis and has been negotiated on arm’s length terms. (h) Each Contract can be readily fulfilled or performed by the Company on time and without undue or unusual expenditure or effort. (i) The Sellers and each of Cozart and Simpson are not aware of any circumstances whereby following a change in the ownership of the Company to the Buyer the customers or suppliers of the Business would not remain customers or suppliers of the Business to the same extent and on terms no less favourable than the terms of their dealing with the Company before the date of this document, where the loss of those customers and/or suppliers would have a Material Adverse Effect on the continued operation of the Business. (j) There are no offers, tenders or quotations made by the Company in respect of the Business which are:

Corrs Chambers Westgarth 11037419/8 page lix (i) outstanding; and (ii) capable of acceptance by a third party, which would give rise to a contractual obligation binding on the Company. 11 Employees (a) There are no independent contractors or employees employed on a casual basis engaged in the Business. (b) Schedule 4 contains: (i) a complete list of Transferring Employees; and (ii) (except for contributions to each Transferring Employee’s nominated superannuation fund): (A) an accurate statement of the length of continuous service; (B) the entitlements to wages, salaries, annual leave, leave loading, long service leave, sick leave, bonuses and any other remuneration or incentive scheme benefit; and (C) the basis on which any long service leave and sick leave are accrued, for each of these employees as at the date of this document. (c) The Company has complied with its obligations under all legislation and contracts of employment in respect of all Transferring Employees and any Industrial Agreements. 12 Superannuation The Company has paid all superannuation due under the superannuation guarantee legislation and employment contracts of the Transferring Employees up to Completion to each Transferring Employee’s nominated superannuation fund. 13 Compliance (a) The Company has at all times complied with all applicable laws. (b) The Company has, to the best of the Sellers' knowledge (having made reasonable enquiries): (i) obtained all authorisations (including Business Authorisations) necessary or required to conduct the Business and has paid all fees due in relation to them and complied with all the conditions under them; or

Corrs Chambers Westgarth 11037419/8 page lx (ii) been granted an exemption from or other relief from a Governmental Agency from the need for such authorisation. (c) Without limiting warranty 13(a) the Company, its officers, agents and employees have not, within the 3 years preceding the Completion Date, permitted or omitted to do any act or thing the commission or omission of which is in contravention of any law and which is likely to have a Material Adverse Effect on the Business. 14 Business Records (a) The Business Records: (i) have been fully, properly and accurately compiled and maintained; (ii) are in the possession of Company; and (iii) comply with all legal requirements. (b) All returns, particulars, resolutions and other documents required to be filed with any Governmental Agency in the last 7 years in respect of the Company or the Business have been duly filed and are correct. 15 Insurances (a) The Company has, and has had at all material times, valid and adequate insurances required by law to be effected by it and in respect of all risks which are normally insured against by persons carrying on similar businesses as the Business for such amounts as are prudent. (b) The Company has not done or omitted to do any act or thing which might render any of such insurances void or voidable and none of such insurances is rendered void or voidable as a result of this document. 16 Litigation (a) The Company has not, in the past 3 years, been a party to any prosecution, litigation, arbitration or dispute resolution proceedings (except in relation to the recovery of trade debts in individual amounts of less than $10,000) nor has it been a party to any investigation, audit or other inquiry by a Governmental Agency during that period. (b) There are no proceedings, investigations, audits or other inquiries of the type referred to in warranty 18(a) pending or threatened against the Company nor any facts or circumstances which could give rise to such.

Corrs Chambers Westgarth 11037419/8 page lxi 17 Taxation (a) All Tax that the Company is or may become liable to pay in respect of the period up to the Completion Date has or will be paid prior to or on the Completion Date, or has been adequately provided for in the Accounts or will be paid, or procured to be paid, by the Sellers after Completion. (b) All Tax Returns filed (or to be filed) for and on behalf of the Company: (i) have been or will be prepared, made and lodged by the due dates for filing such returns; (ii) have been prepared or made in accordance with the relevant Tax Law; (iii) have been prepared or made having taken reasonable care and with full and true disclosure (to the extent required by law); and (iv) do not contain any statement that is false or misleading whether by omission or otherwise. (c) The Company has maintained proper, accurate and adequate records to enable it to comply with its obligations to: (i) prepare and submit any information, notices, elections, computations, Tax Returns and payments required in respect of any Tax Law; (ii) prepare any accounts necessary for the compliance with any Tax Law; (iii) support the calculation of any adjustable value, and any capital gain or capital loss on disposal, of any asset held by the Company at the Completion Date; and (iv) retain necessary records as required by any Tax Law and to support any Tax position taken by the Company, and all such records are held by the Company at the Completion Date. (d) Any obligation of the Company under any Tax Law to withhold amounts at source and/or remit those amounts to a Governmental Agency (including but not limited to PAYG withholding tax and withholding from interest, royalty and dividend payments and supplies for which no ABN has been quoted), has been complied with and the Company has not been a party to a scheme to which section 177CA of the Income Tax Assessment Act 1936 (Cth) applies. (e) No dividend has been paid by the Company which has been overfranked. (f) The Company has not participated in any dividend stripping or dividend or capital streaming or franking credit trading scheme or any scheme or arrangement within the meaning of Division 204 of Part 3-6 of the Tax Act.

Corrs Chambers Westgarth 11037419/8 page lxii (g) The share capital account of the Company is not tainted within the meaning of Division 197 of the Tax Act. (h) All Tax losses of the Company as shown in the accounts of that company or latest tax returns are fully available for use subject to the Company satisfying the conditions in section 165-13 of the Tax Act. (i) The Company has not been a party to any transfers of assets, or transfers of Tax losses or any debt forgiveness, or other transaction which shifts value. (j) The Company has not participated in any schemes or transactions or made any payments to which Part IVA of the Income Tax Assessment Act 1936 (Cth), section 82KK or section 82KL of the Income Tax Assessment Act 1936 (Cth), Division 165 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth), section 67 of the Fringe Benefits Tax Assessment Act 1986 (Cth) or any like or equivalent provision of any other Tax Law applies or might apply. (k) The Company has an Australian Business Number, is registered for GST and has complied in all respects with the A New Tax System (Goods and Services Tax) Act 1999 (Cth). (l) The Company is not a party to any contract, deed, agreement, arrangement or understanding in respect of which it is or will be liable to pay GST without being entitled to increase the consideration payable under the contract, deed, agreement, arrangement or understanding or otherwise seek reimbursement so that the Company retains the amount it would have retained but for the imposition of GST. (m) All Stamp Duty arising under a Stamp Duty law in relation to any transaction or document to which the Company is or has been a party or by which the Company derives, or has or will derive, a benefit has been paid or will be paid prior to Completion in accordance with the relevant Stamp Duty law (and whether the Company or a third party is liable for that Stamp Duty). (n) The Company has not been a party to a transaction or document with the Sellers prior to Completion that would have been liable to Stamp Duty but for relief granted in writing by a Governmental Agency and that will give rise to a liability for Stamp Duty as a result of any change of ownership or control upon Completion. (o) All transactions entered into between the Company and its shareholders have been conducted on an arms-length and commercial basis. (p) The Company has not entered into any transaction that would attract the operation of any transfer pricing provision in any Tax Law.

Corrs Chambers Westgarth 11037419/8 page lxiii Execution Executed as an agreement. Executed by CTPartners Australia Pty Ltd ) ) /s/Peter John Windle_____________ Company Secretary/Director Peter John Windle________________ Name of Company Secretary/Director (print) /s/ William J. Keneally____________ Director William J. Keneally_______________ Name of Director (print) Executed by Boldmark Enterprises Pty Ltd as trustee of The Bloking Cozart Family Trust and in its own capacity ) ) /s/William F. Bloking_____________ Company Secretary and Director William F. Bloking_______________ Name of Company Secretary and Director (print) /s/Debra R. Cozart________________ Company Secretary and Director Debra R. Cozart________________ Name of Company Secretary and Director (print) Signed by Debra Rene Cozart in the presence of: ) ) /s/Debra R. Cozart /s/Trevor Bloking_________________ Witness Trevor Bloking___________________ Name of Witness (print)

Corrs Chambers Westgarth 11037419/8 page lxiv Executed by Topsim Pty Ltd as trustee of The Simpson Family Trust and in its own capacity ) ) /s/ Colin Simpson________________ Company Secretary/Director Colin Simpson___________________ Name of Company Secretary/Director (print) /s/ Janette Simpson_____________ Director Janette Simpson________________ Name of Director (print) Signed by Colin John Boyd Simpson in the presence of: ) ) /s/Colin Simpson________________ /s/Anita Tancell___________________ Witness Anita Tancell_____________________ Name of Witness (print)